Exhibit 10.30

TELETECH HOLDINGS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Grant Date”) by and between TeleTech Holdings, Inc., a Delaware corporation (the “Company”) and «Name» the “Grantee”).

This Agreement is governed by the terms of the TeleTech Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”) pursuant to which the Company may grant awards of Restricted Stock Units (“RSUs”) to Eligible Individuals, including employees, directors and consultants of the Company and its Affiliates (together, “TeleTech”).  Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated herein by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.                           GRANT OF RSUS. Pursuant to the Plan, the Company grants to the Grantee an RSU award in the amount of US«Value», which represents «Share» shares of Common Stock of the Company at fair market value as of market close on the Grant Date (rounded up or down to a whole number of shares) and on the terms and conditions provided in this Agreement and the Plan (“RSU Award”).

2.                           CONSIDERATION. The grant of this RSU Award is in consideration of the services to be rendered by the Grantee to TeleTech during the restricted period and for other covenants provided in this Agreement.

3.                           RESTRICTED PERIOD; VESTING. Except as otherwise provided in the Plan and the Agreement and provided that the Grantee provides continuous services to TeleTech through each applicable vesting date, the RSUs will vest and the corresponding shares of Common Stock of the Company (or cash equivalent) will be issued in accordance with the following schedule:

VESTING DATE	COMMON STOCK TO VEST

[DATE]	25% RSUs to vest on this vesting date

[DATE]	25% RSUs to vest on this vesting date

[DATE]	25% RSUs to vest on this vesting date

[DATE]	25% RSUs to vest on this vesting date

The period during which the RSUs remain unvested and forfeitable is referred to as the “Restricted Period”.

a.             The unvested portion of the RSU Award shall be forfeited immediately upon the termination of the Grantee’s services to TeleTech for any reason, including separation, death, disability or any other reason where the Grantee no longer is providing services to TeleTech, and the Company nor its Affiliates shall have any further obligations to the Grantee under this Agreement for such forfeited RSUs.

b.            Pursuant to the delegation of the Compensation Committee of the Board, the executive leadership team of the Company (the “Executive Committee”), in its sole discretion, shall have the authority to determine the effect of all matters and questions with respect to Grantee’s termination of affiliation with TeleTech and whether continuous services are being provided as these matters relate to RSU Award vesting, including, without limitation, the question of whether a termination of service has occurred, whether a leave of absence or disability constitute a termination of service and other similar questions.

c.             For purposes of the Plan and this Agreement, a Grantee’s status as an employee, director or consultant of TeleTech shall be deemed to be terminated in the event that the Company’s subsidiary employing or contracting with such Grantee ceases to be a Company subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

4.                           RESTRICTIONS. Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period, the unvested portion of the RSU Award and any related rights may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or transfer or encumber the RSU Award or its related rights during the Restricted Period shall be ineffective and, if any such attempt is made, the RSU Award will be forfeited by the Grantee and all of the Grantee’s rights under the Plan and this Agreement shall immediately terminate without any payment or consideration by TeleTech.

5.                           NO RIGHT TO CONTINUED SERVICE. Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an employee, consultant or director of TeleTech. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of TeleTech to terminate the Grantee’s services (employment or otherwise) at any time, with or without cause.

6.                           ADJUSTMENTS.  Subject to the sole discretion of the Board of Directors, TeleTech may, with respect to any vested RSUs that have not been settled pursuant to the Plan, make any adjustments necessary to prevent accretion, or to protect against dilution, in the number and kind of shares that may be used to settle vested RSUs in the event of a change in the corporate structure or shares of TeleTech; provided, however, that no adjustment shall be made for the issuance of preferred stock of TeleTech or the conversion of convertible preferred stock of TeleTech.  For purposes of this Section 6, a change in the corporate structure or shares of TeleTech includes, without limitation, any change resulting from a recapitalization, stock split, stock dividend, consolidation, rights offering, spin-off, reorganization or liquidation, and any transaction in which shares of Common Stock are changed into or exchanged for a different number or kind of shares of stock or other securities of TeleTech or another entity.

7.                           TAX LIABILITY AND WITHHOLDING.  The Grantee shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan and the RSU Award, the amount of any required withholding taxes applicable upon the vesting of the RSU Award or the issuance of the Common Stock of the Company (or cash equivalent) and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes.

8.                           NON-COMPETITION AND NON-SOLICITATION.

8.1                    In consideration of the RSU Award, the Grantee agrees and covenants during the term of his/her affiliation with TeleTech (employment or otherwise) and for twelve (12) months thereafter not to:

a.             Non-Compete Undertaking. Work or otherwise contribute his/her knowledge, directly or indirectly, in whole or in part, as an employee, officer, owner, manager, advisor, consultant, agent, partner, director, significant shareholder (i.e. a shareholder holding more than 5% of outstanding equity in any such entity), volunteer, intern or in any other similar capacity anywhere in the world to a business entity engaged in the same or substantially similar business as the Company, its subsidiaries and affiliates, including entities engaged in the full life cycle of customer strategy, analytics-driven, technology-enabled customer engagement management solutions from customer engagement strategy consulting, to technology and analytics driven customer acquisition to technology solution development and integration to business process outsourcing customer care (collectively, “TeleTech Business”).  The Non-Compete Undertaking shall apply throughout, and shall be limited by, the territory where the Grantee performs services for TeleTech in connection with which the RSU Award was made.  For the avoidance of doubt, the term ‘performs services for’ shall not be limited to ‘works at’ or any other limitation delineating where the Grantee performs the actual services, but instead shall be related to the entire territory where the Company benefits and is reasonable to expect to benefit from the Grantee’s services.

b.            Employee Non-Solicitation Undertaking. Solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment, directly or indirectly, of any then current employee of the Company or its subsidiaries and affiliates; and

c.             Client Non-Solicitation Undertaking. Solicit or interfere with business relationships between the Company and its current and prospective (currently actively pursued) clients of the Company or any of its subsidiaries and affiliates for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or any of its subsidiaries and affiliates.

8.2                  If the Grantee breaches any of the covenants and undertakings set forth in this Section 8:

a.             All unvested RSU Awards shall be immediately forfeited and cancelled;

b.            He/she and those who aid him/her in such breach shall be liable for all costs and business losses including any damages and out of pocket expenses associated with or resulting from such breach; and

c.             The Grantee hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

8.3                  ACKNOWLEDGEMENTS.

a.             Grantee acknowledges that the non-competition and non-solicitation provisions above are fair and reasonable with respect to their scope and duration given the Grantee’s position with TeleTech and the impact such activities would have on the TeleTech Business.

b.            Grantee further acknowledges that the geographic restriction on competition in this Section 8 is fair and reasonable, given the nature and geographic scope of the TeleTech Business, the investment of capital and resources by Company to develop its business operations, and the nature of Grantee’s position with TeleTech.

c.             Grantee also acknowledges that while employed or otherwise affiliated with TeleTech, Grantee has access to proprietary and unique trade secret information that would be valuable or useful to Company’s competitors and that Grantee will also have access to Company’s valuable customer relationships and thus acknowledges that the restrictions on Grantee’s future employment and business activities in TeleTech’s industry as set forth in this Section 8 are fair and reasonable.

d.            Grantee acknowledges and is prepared for the possibility that Grantee’s standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility, and further acknowledges that any such drop in Grantee’s standard of living does not constitute undue hardship.

9.                           Compliance with Law. The issuance and transfer of shares of Common Stock of the Company upon the vesting of the RSU Award shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its legal counsel. The Grantee understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

10.                    EQUITY HOLDING GUIDELINES.  Some Grantees may be subject to the TeleTech executive Stock Ownership Guidelines, attached to this Agreement and incorporated within it by reference as Appendix A.  If in your role you are subject to the Stock Ownership Guidelines, by signing below you (a) confirm that you are (i) aware of the Company’s expectations with respect to your equity holdings in the Company, (ii) the time you have to honor these expectations and (iii) how the Company envisions that you reach the appropriate holding levels; and (b) hereby agree to exercise best efforts to meet such expectations.

11.                    DATA PRIVACY.  Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Grantee’s employer, TeleTech and its other Affiliates for the exclusive purpose of implementing, administering and managing Grantee’s participation in the Plan.  Grantee understands that TeleTech and the employer may hold certain personal information about Grantee, including, but not limited to, Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TeleTech, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Grantee understands that Data will be transferred to Bank of America, Merrill Lynch or such other stock plan service provider as may be selected by TeleTech in the future, which is assisting TeleTech with the implementation, administration and management of the Plan.  Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Grantee’s country.  Grantee understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Grantee authorizes TeleTech, Bank of America, Merrill Lynch and any other possible recipients which may assist TeleTech (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee’s participation in the Plan.  Grantee understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Grantee understands that he or she is providing the consents herein on a purely voluntary basis.  If Grantee does not consent, or if Grantee later seeks to revoke his or her consent, his or her employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Grantee’s consent is that TeleTech would not be able to grant Grantee RSUs or other equity awards or administer or maintain such awards.  Therefore, Grantee understands that refusing or withdrawing his or her consent may affect Grantee’s ability to participate in the Plan.  For more information on the consequences of Grantee’s refusal to consent or withdrawal of consent, Grantee understands that he or she may contact his or her local human capital representative.

12.                    GOVERNING LAW AND DISPUTE RESOLUTION.

a.             Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

b.            Disputes.  The parties agree that any action arising from or relating in any way to this Agreement or the Plan shall be resolved and tried in the state or federal courts situated in Denver, Colorado. The parties consent to jurisdiction and venue of those courts to the greatest extent allowed by law.

In this regard, the Grantee acknowledges and admits to all or a combination of several following substantial contacts with Colorado:  (i) Grantee is employed, provides services for or otherwise is affiliated with a legal entity headquartered in the state of Colorado; (ii) Grantee receives the compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in Colorado; (iii) Grantee regularly interacts with, contacts and is contacted by other TeleTech employees and executives in Colorado; (iii) Grantee either routinely travels to or attends business meetings in Colorado; and (iv) Grantee receives substantial compensation and benefits as a result of TeleTech being a corporation headquartered in and subject to the laws of Colorado.  Based on these and other contacts, the Grantee acknowledges that he/she could reasonably be subject to the laws of Colorado.

c.             Attorneys fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys’ fees incurred in connection with the action.

13.                              ADMINISTRATION OF THE AGREEMENT AND AWARDS.

a.             Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.

b.            Settlement of Vested RSUs. RSUs subject to an RSU Award shall be settled pursuant to the terms of the Plan, in stock or cash, as soon as reasonably practicable following the vesting thereof, but in no event later than March 15 of the calendar year following the year in which the RSUs vest.

c.             Amendment. The Company has the right to amend, suspend, or cancel the unvested RSUs granted hereunder, prospectively; provided that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent, and to the extent the RSUs hereby granted are not yet vested and the Grantee is not in breach of the Agreement, the Company shall provide a substitute instrument of equal value and no less favorable terms in exchange for amended, altered, suspended, discontinued or canceled RSUs.

d.            Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

e.             Discretionary Nature of All Future Awards. This RSU Award is voluntary and occasional and does not create any contractual, statutory or other right to receive future RSU Awards, or benefits in lieu of RSUs, even if the RSUs have been granted in the past.  Future Awards, if any, will be at the sole discretion of the Company.

f.               No Impact on Other Benefits. The value of the Grantee’s Restricted Stock is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

14.                              CHANGE OF CONTROL PROVISIONS. This RSU Award is subject to the Change of Control rights and entitlements as further referenced in Appendix B to this Agreement.

15.                              CONFIDENTIALITY.  Grantee agrees not to disclose, directly or indirectly, to any other employee, director or consultant of TeleTech or an Affiliate and to keep confidential all information related to any Awards granted to Grantee, pursuant to the Plan, including the amount of any such Award and its vesting schedule.

16.                    SEVERABILITY AND ENTIRETY.  The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

The Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Grantee relating to Grantee’s entitlement to RSUs or similar benefits, under the Plan.

17.                    COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

18.                    ACCEPTANCE. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands its terms and provisions, and accepts the RSU Award subject to the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the grant or vesting of the RSUs or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such grant, vesting or disposition.

The parties have executed this Agreement as of the date first above written.

TeleTech Holdings, Inc.

By:	Regina Paolillo
Chief Financial Officer

«Name» (Grantee)